Exhibit 23.1

Child, Van Wagoner & Bradshaw, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 24, 2010, relating to the financial statements of Pura m ed BioScience, Inc., for the years ended June 30, 2010 and June 30, 2009, which appears in such Prospectus on or about August 11 , 2011. We also consent to the reference to us under the heading Interests Of Named Experts And Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
August 11, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants